Exhibit 10.14

CERTIFICATE OF DETERMINATION
OF SERIES A 8% convertible PREFERRED STOCK
of
LA Food show, INC.

Richard Rosenfield, DOES HEREBY CERTIFY THAT

1. He is the Co-President and Secretary of LA Food Show, Inc., a California corporation (the "Company").

2. The Company is authorized to issue a total of ten million (10,000,000) shares of Preferred Stock, in one or more series, none of which have been issued as of the date hereof.

3. Pursuant to the authority conferred upon the Board of Directors (the "Board") by the Company's Amended and Restated Articles of Incorporation, as amended through the date hereof, the Board, by unanimous written consent, adopted the following resolutions authorizing the issuance of 2,000,000 shares of Series A 8% Convertible Preferred Stock, which resolutions are still in full force and effect and are not in conflict with any provisions of the Company's Amended and Restated Articles of Incorporation or Bylaws of the Company:

RESOLVED, that pursuant to the authority vested in the Board of Directors (the "Board") by LA Food Show, Inc.'s (the "Company") Amended and Restated Articles of Incorporation (the "Articles"), the Board does hereby establish a series of Preferred Stock of the Company from the Company's authorized class of 10,000,000 shares of Preferred Stock, such series to consist of 2,000,000 shares, and to the extent that the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions of that series are not stated and expressed in the Articles, does hereby fix and state the voting rights, designation, powers, preferences and relative participating or other special rights and the qualifications, limitations or restrictions thereof, as follows:

    Designation and Amount. There is hereby designated a series of shares of Preferred Stock consisting of 2,000,000 shares designated "Series A 8% Convertible Preferred Stock" (the "Series A Preferred Stock").
    Liquidation and Other Rights.
      Preference.
        In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock of the Company (the "Common Stock") and the holders of any other class or series of capital stock of the Company ranking, as to payment of dividends, distribution of assets or redemptions, junior to the Series A Preferred Stock (collectively with the Common Stock, "Junior Stock"), by reason of their ownership thereof, an amount per share equal to $2.00 per share (the "Face Amount") for each share of Series A Preferred Stock then held by them (with such amount to be proportionately adjusted to reflect any combination, consolidation, reclassification or like adjustment to the Series A Preferred Stock) plus any accrued but unpaid dividends with respect to such shares through the date of payment (the "Liquidation Preference"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
        Upon the completion of the distribution required by Section 2(a)(i) above, and any distributions required to be made to holders of any class or series of capital stock which on liquidation ranks prior to the Common Stock, all remaining assets and surplus funds of the Company available for distribution to shareholders shall be distributed among the holders of the Series A Preferred Stock, the Common Stock and any other shares of Preferred Stock having a right to so participate in such distribution on a pro rata basis, based on the number of shares of Common Stock held by each such holder (assuming the conversion of such shares into shares of Common Stock as of the record date for such distribution).
      Certain Dispositions. The merger or consolidation of the Company with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 2.
    Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights:
      Optional Conversion.
        Subject to Section 3(a)(ii) below, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 by the Conversion Price (defined below) applicable to such share and in effect on the date the certificate representing such share is surrendered for conversion (the "Conversion Date"). The initial Conversion Price per share for shares of Series A Preferred Stock shall be $2.00 and shall thereafter be subject to adjustment as set forth in Section 3(c) below (the "Conversion Price").
        Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a)(i) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Company, at its principal corporate office, of the election to convert such shares of Series A Preferred Stock. Such notice shall state the number of shares of Series A Preferred Stock to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the shares of Series A Preferred Stock so converted, or to the nominee or nominees of such holder, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such holder shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share to which the holder shall be entitled as provided in Section 3(d) below, and, if less than the entire number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series A Preferred Stock not so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If any holder of shares of Series A Preferred Stock chooses to convert such shares pursuant to this Section 3(a) in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, such conversion may, at the option of such holder tendering such shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such shares of Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such sale of securities.
        As of the Conversion Date, shares of Series A Preferred Stock being converted into shares of Common Stock in accordance with Section 3(a)(i) above will be so converted, and dividends on such shares of Series A Preferred Stock shall cease to accumulate.
      Payment of Dividends Upon Conversion. Upon conversion of any shares of Series A Preferred Stock pursuant to Section 3(a) above, the Company shall pay to the holder of such shares of Series A Preferred Stock an amount equal to the aggregate amount of all accrued but unpaid dividends (if any) on such shares of Series A Preferred Stock being converted as of the Conversion Date in cash, or, at the sole option of the Company, in that number of shares of Common Stock that equals the aggregate amount of all accrued but unpaid dividends per share of Series A Preferred Stock being converted divided by the Fair Market Value of a share of Common Stock as of the Conversion Date. No conversion of shares of Series A Preferred Stock pursuant to this Section 3 shall be deemed to limit or waive any rights of the holders of Series A Preferred Stock to receive any accrued and unpaid dividends (whether or not declared) as of the Conversion Date.

      "Fair Market Value" of a share of Common Stock with respect to any day shall mean (i) the closing sales price on the immediately preceding trading day of a share of Common Stock on the principal national securities exchange or automated quotation system on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on such immediately preceding trading day in the over-the-counter market as furnished by the National Association of Securities Dealers, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected in good faith by the Company, or if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected in good faith by the Company, or (ii) if the shares of Common Stock are not then traded on any such exchange or system, the amount determined in good faith by the Board to represent the fair value of a share of Common Stock.

      Conversion Price Adjustments of Series A Preferred Stock for Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:
        If the Company shall (a) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (b) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.
        In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of (a) shares of any class other than its Common Stock, (b) evidence of indebtedness of the Company or any subsidiary of the Company, (c) assets, or (d) rights or warrants, in each such case all holders of shares of its Series A Preferred Stock shall receive a distribution of (a) shares of any class other than its Common Stock, (b) evidence of indebtedness of the Company or any subsidiary of the Company, (c) assets, or (d) rights or warrants, as applicable, equal in amount to the distribution which they would have received had such holders converted their shares of Series A Preferred Stock into Common Stock immediately prior to the distribution.
        If at any time or from time to time the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, consolidation, sale of assets or otherwise (other than by a stock split, combination dividend or distribution as described in Sections 3(c)(i) and 3(c)(ii) above), then in any such event each holder of shares of Series A Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares and other securities and property receivable upon such recapitalization, reclassification or other change by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
      No Fractional Shares and Certificate as to Adjustments.
        No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of any shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value on the date of conversion.
        Upon the occurrence of each adjustment or readjustment of the Conversion Price of shares of Series A Preferred Stock pursuant to this Section 3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series A Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.
      Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, the Company shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
      Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of shares of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Company's Articles of Incorporation.
      Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.
    Good Faith. The Company shall not, by amendment of its Articles (including this Certificate of Determination) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all of the provisions of this Certificate of Determination and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the shares of Series A Preferred Stock against impairment of any kind.
    Voting Rights. Each share of Series A Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock may be converted as of the record date for the action taken (without taking into effect any accumulated dividends on such shares of Series A Preferred Stock). Except as required by the California Corporations Code, the holders of shares of Series A Preferred Stock shall vote with the holders of Common Stock (and any other shares of Preferred Stock which in their Preferred Stock Certificate of Determination have been granted such voting rights) as a single class.
    Dividends.
      Amount. The holders of shares of the Series A Preferred Stock shall be entitled to receive, when and as and if declared by the Board, out of funds legally available therefore, and subject to the California Corporations Code, dividends at the rate of 8% per annum of the Face Amount per share, payable, at the sole option of the Company, in cash or shares of Common Stock. Except as set forth in Section 3(b) above, declared dividends shall be paid pro rata to the holders entitled thereto. Such dividends payable in shares of Common Stock shall be valued at the Fair Market Value of the Company's Common Stock as of the date that such dividend is declared.
      Cumulation and Time of Payment. The dividends indicated in Section 6(a) above shall be cumulative and shall accrue from day to day, whether or not earned or declared, commencing with the date of issue of each such share of Series A Preferred Stock or from the most recent date through which all dividends have been paid, whichever is later. Accumulated dividends with respect to the fiscal year ending on the last Sunday of December of each year shall be payable, if declared, annually on each following January 31 (each such January 31 being a "Dividend Payment Date") to holders of record of outstanding shares of Series A Preferred Stock as their names shall appear on the stock register of the Company as of January 15 of such year, with the first such Dividend Payment Date being January 31, 2004. No undeclared or unpaid dividend shall bear or accrue interest or dividends. Except as set forth in Section 3(a) above, nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set aside for payment, any dividends on shares of the Series A Preferred Stock at any time.
      Payment of Accumulated Dividends. Accumulated dividends not paid on prior Dividend Payment Dates may be declared by the Board of Directors, and paid to the holders of record of outstanding shares of Series A Preferred Stock as their names shall appear on the stock register of the Company on a record date to be established by the Board of Directors, which record date shall be not more than 60 nor less than 30 days preceding the date of payment, whether or not such date is a Dividend Payment Date. Holders of outstanding shares of Series A Preferred Stock shall not be entitled to receive any dividends in excess of the full cumulative dividends to which such holders are entitled as herein provided. Any payment of accumulated dividends pursuant to this provision shall be applied first to accumulated dividends relating to the earliest Dividend Payment Date for which dividends were not paid, then to the next such Dividend Payment Date, and so on, up to and including the most recent Dividend Payment Date for which dividends were not paid.
      Procedure for the Payment of Dividends. All dividends declared by the Board of Directors on the Series A Preferred Stock pursuant to this Section 6 shall be deemed paid by the Company once (i) a sum in cash sufficient to pay such dividends on the shares of Series A Preferred Stock is irrevocably deposited with a bank or trust company for the payment of such dividends with irrevocable instructions to pay the holders of the Series A Preferred Stock (whether before or on the Dividend Payment Date) or (ii) the Company pays such dividends in full.
    No Other Rights. The shares of Series A Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as expressly set forth in the Articles, this Certificate of Determination, or as otherwise required by law.
    Status of Redeemed or Purchased Stock. All shares of Series A Preferred Stock repurchased or otherwise acquired by the Company shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued, but not as shares of this Series A Preferred Stock.

RESOLVED, FURTHER, that the President and the Secretary of this Company be and hereby are authorized and directed to execute a Certificate of Determination with respect to the Series A Preferred Stock and that such Certificate be delivered to and filed with the Secretary of State of the State of California pursuant to the provisions of Section 401 of the California Corporations Code.

4. No vote of the Company's shareholders was required.

I declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated: ___________________	___________________________________ Richard Rosenfield Co-President and Secretary